AMENDMENT NO. 3 TO CONTRACT NUMBER T70112100

This Amendment (the “Amendment”) is made as of August 25, 2005 (the “Effective Date”) by and between Colorado Satellite Broadcasting Inc., a corporation organized and existing under the laws of the State of Colorado with offices located at 7007 Winchester Circle, Suite 200, Boulder, CO 80301 (hereinafter referred to as the “Customer” which expression shall include its successors and permitted assigns) and Intelsat USA Sales Corp. (“Intelsat”), a company organized and existing under the laws of the State of Delaware, with offices at 3400 International Drive, N.W. Washington D.C. 20008 (hereinafter referred to as “Intelsat” which expression shall include its successors and permitted assigns); each of them referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Loral Skynet and the Customer executed an Agreement Concerning Skynet Transponder Service (the “Agreement”), for the provision of C-Band capacity on Intelsat Americas (“IA”, formerly Telstar) 7 on January 24, 2002, as amended;

WHEREAS, Loral Skynet assigned its rights and obligations under the Agreement to Intelsat effective 17th March 2004;

WHEREAS, on 28 November 2004, the IA-7 satellite experienced a major service failure and pursuant to Section 7 of the General Terms and Conditions of the Agreement (“Restoration of a Failed Space Segment”), Intelsat offered to restore the Services (on the transponder retained by the Customer) on the Intelsat Americas 13 (“IA-13”) satellite; the Customer accepted such restoration;

WHEREAS, the Parties desire to amend the Terms and Conditions of the Agreement as hereinafter set forth.

NOW THEREFORE, the Parties agree to amend the Terms and Conditions to the Agreement as described below:

A.	The Customer hereby acknowledges and agrees to the assignment of the Agreement from Loral Skynet to Intelsat effective as of the 17th of March 2004.

B.	All references to “Loral Skynet” shall be replaced by “Intelsat USA Sales Corp.”

C. Section 1.1 is supplemented with the following:

1.1 (c) Intelsat offers and Customer hereby orders satellite space segment service from January 1, 2006 through and including December 31, 2010. Such service consists of Non-Preemptible, C-Band satellite space segment capacity, consisting of 20.5 MHz of power equivalent bandwidth (“PEB”) on a full-time basis via the IA-13 satellite (the “Service Satellite”) located at 121°W, along with Telemetry, Tracking and Control (“TT&C”), and maintenance of the satellite used to provide the space segment capacity (collectively, the “Service” or “Services”).

D.	Section 2 RATE AND TERM OF SERVICE is hereby deleted in its entirety and replaced.

Except as herein amended, all other provisions of the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and those of the Agreement, the terms of this Amendment shall supersede those of the Agreement and exclusively govern the matter in question.

IN WITNESS WHEREOF, the Parties hereto have executed or caused to be executed this Amendment as of the Effective Date first written above

Intelsat USA Sales Corp.	Colorado Satellite Broadcasting Inc.
By: /s/ Paul Konort	By: /s/ Ken Boenish
Print Name: Paul Konort	Print Name: Ken Boenish
Title: Director, USA Sales Mgmt.	Title: President

Intelsat USA Sales Corp.